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                                                                Exhibit - (i)(2)

                            [Dechert LLP Letterhead]




April 8, 2005


ING VP Natural Resources Trust
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034


Re:   ING VP Natural Resources Trust
      (File Nos. 033-26116 and 811-5710)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment
No. 21 to the Registration Statement of ING VP Natural Resources Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,



/s/ Dechert LLP